EXHIBIT 22

                             LIST OF SUBSIDIARIES

     The following is a list of the subsidiaries of Hanger Orthopedic Group, Inc. as of December 31, 1996, all of which are wholly-owned except as noted below, and their respective states of incorporation:

     Apothecaries, Inc. - Delaware
     Columbia Brace Acquisition Corp. - Delaware (80% owned)
     DOBI-Symplex, Inc. - Delaware
     Hanger Prosthetics & Orthotics, Inc. - Delaware
     Metzgers Orthopaedic Services, Inc. - California
     OPNET, Inc. - Nevada
     Southern Prosthetics Supply, Inc. - Georgia